Exhibit 10.2

MedAssets Services, LLC

Senior Executive Change in Control Severance Plan

ARTICLE 1. Plan Purpose and Effective Date

1.1 Purpose. The purpose of the MedAssets Services, LLC Senior Executive Change in Control Severance Plan (the “Plan”) is to assure MedAssets Services, LLC and its Affiliates (collectively, the “Company”) of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from senior executives of the Company in the event of a Change in Control. It is intended that this Plan will constitute an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2 Effective Date. This Plan shall be effective as of August 20, 2012 (the “Effective Date”).

ARTICLE 2. Eligibility, Participation and Administration

2.1 Eligibility. The Plan Administrator, in its sole discretion, may from time to time designate key employees of the Company who are eligible to participate in the Plan.

2.2. Participation; Execution of Participation Agreement. Each employee designated by the Plan Administrator pursuant to Article 2.1 shall become a Participant in the Plan only upon the Participant’s and the Company’s execution of a Participation Agreement in the form, or substantially the form, attached hereto as Exhibit A. The Administrator may terminate any Participant’s participation in the Plan at any time and for any reason, in its sole discretion, except as set forth in the next sentence. Any attempted termination of a Participant’s participation shall not be effective it if occurs within 90 days before the Change in Control Date or within 12 months after the Change in Control Date, unless the Participant consents to the termination in a signed writing.

2.3 Administration.

2.3.1 The Plan Administrator’s determinations will be conclusive and binding on all parties affected by its determinations. The “Plan Administrator” shall be the Company. The Company is also the “named fiduciary” of the Plan for purposes of ERISA. Prior to a Change in Control, the Board has sole and absolute discretion and authority to administer the Plan on behalf of the Company, including the discretionary power and authority to:

(a) adopt such rules as it deems advisable in connection with the administration of the Plan; to construe, interpret, apply and enforce the Plan and any such rules; and to remedy ambiguities, errors, or omissions in the Plan;

(b) determine eligibility pursuant to Article 2.1; determine the terms and conditions of individual Participation Agreements pursuant to Article 2.2; and determine any other terms and conditions of Plan eligibility and participation, including, but not limited to, the Severance Period and the amount and method of payment;

(c) perform any and all acts as necessary or appropriate under the Plan on a case-by-case basis, which acts and related decisions may or may not be uniform with respect to similarly-situated participants.

2.3.2 If any person with administrative authority under the Plan becomes eligible or makes a claim for Plan benefits, then that person will have no authority with respect to any matter directly affecting his or her individual interest under the Plan and the Company will designate another person to exercise such authority.

2.3.3 Regardless of any terms in this Plan that conflict or may seem to conflict, after a Change in Control: (a) neither the Plan Administrator nor any other person shall have discretionary authority in the administration of the Plan; and (b) any court or tribunal that adjudicates any dispute, controversy, or claim in connection with benefits described in Article 4 must apply a de novo standard of review to any determinations made by the Plan Administrator. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator, and notwithstanding the characterization of any decision by the Plan Administrator as final, binding, or conclusive.

ARTICLE 3. Definitions

The following capitalized terms as used in this Plan shall have the meanings set forth in this Article 3:

3.1 “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Plan Administrator.

3.2 “Base Salary” means a Participant’s annualized base salary, as in effect on the date of separation from employment, determined without regard to any reduction thereof that constitutes Good Reason under this Plan.

3.3. “Board” means the Board of Directors of the Company, or any Committee of the Board to which the Board delegates its authority to administer the Plan.

3.4. “Cause” means (i) Participant’s act(s) of gross negligence or willful misconduct in the course of Participant’s employment that is or could reasonably be expected to be materially injurious to the Company or any Affiliate, (ii) willful failure or refusal by Participant to perform in any material respect his duties or responsibilities, (iii) misappropriation by Participant of any assets or business opportunities of the Company or any Affiliate, (iv) embezzlement or fraud committed by Participant, or at his direction, (v) Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “ no contest” to, a felony or any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of Participant’s duties to the Company or any Affiliate or otherwise result in material injury to the reputation or business of the Company or any Affiliate, or (vi) Participant’s breach of any material provision of this Plan. For purposes of this definition of Cause, no act or failure to act on the part of Participant shall be considered “willful” if it is done, or omitted to be done, by Participant in good faith and with a good faith belief that Participant’s act or omission was in the best interests of the Company.

3.5. “Change in Control” means any of the following events, whichever occurs first, as construed in accordance with Article 409A of the Code and the regulations issued thereunder:

(i)	a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Articles 13(d) and 14(d)(2) of the Exchange Act), any Affiliate, or any employee benefit plan maintained by the Company or any Affiliate, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and thereby comes to possess more than 50% of the total combined voting power of the Company’s securities outstanding; or

(ii)	the date upon which the individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided however, any individual who becomes a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be treated for Plan purposes as though he/she were a member of the Incumbent Board except as set forth in the next sentence. Any individual who assumes office as a result of either of the following shall not be deemed a member of the Incumbent Board: any actual or threatened election contest with respect to the election or removal of directors, and any other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)	the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Articles 13(d)(3) and 14(d)(2) of the Exchange Act) other than to one or more Affiliates.

3.6 “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.7 “Company” means MedAssets Services, LLC, a Delaware Limited Liability Company.

3.8 “Change in Control Date” means the date on which a Change of Control becomes effective.

3.9 “Effective Date” means the Effective Date of the Plan, as set forth in Article 1.

3.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

3.11 “Excise Tax” shall mean any tax imposed under Article 4999 of the Code or any similar tax that may hereafter be imposed.

3.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3.13 “Good Reason” means without the Participant’s consent: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s duties or responsibilities; or (iii) a material change in the geographic location at which the Participant must perform services that is greater than fifty (50) miles from the geographic location at which the Participant previously performed such services. A material diminution in duties and responsibilities would not be deemed to occur for purposes of clause (ii) solely because the Participant did not retain the same title or continue to work in the same business division, or because the Participant has a different reporting relationship following a Change in Control, except as otherwise provided in an individual Participation Agreement. Good Reason shall not exist unless the Participant notifies the Company in writing of the existence of the applicable condition specified above no later than ninety (90) days after the initial existence of any such condition, and the Company fails to remedy such condition within thirty (30) days after receipt of such notice.

3.14 “Participant” means an individual designated by the Plan Administrator as eligible to participate in the Plan pursuant to Article 2.1 of the Plan who executes and returns to the Company a Participation Agreement in accordance with Article 2.2 of the Plan.

3.15 “Participation Agreement” means any agreement entered between a Participant and the Company pursuant to Article 2.2 of the Plan.

3.16 “Plan” means this MedAssets Services, LLC Senior Executive Change in Control Severance Plan, as it may be amended from time to time. “Plan” includes any Participation Agreement entered into pursuant to Article 2.2 the Plan.

3.17 “Projected Bonus” shall equal

T represents the Participant’s target annual bonus for the year in which the termination of his or her employment occurs, determined without regard to any reduction thereof that would constitute Good Reason.

t and tt represent the Participant’s target annual bonus for the two years immediately preceding the year in which Participant separates from employment; t represents the target bonus for the calendar year immediately preceding the year in which Participant separates from employment; tt represents the target bonus for the calendar year prior to that.

p and pp represent the annual bonus paid to Participant for the two years immediately preceding the year in which Participant separates from employment; p represents the bonus that Participant received for the calendar year immediately preceding the year in which Participant separates from employment; pp represents the bonus that Participant received for the calendar year prior to that. If the applicable Participant was not employed with the Company during the two years immediately preceding the year in which the Participant separates from employment, then the Plan Administrator may adjust the value of the lower-case variables as necessary to reflect the Company’s most recent two-year bonus payout history under the same or comparable bonus plans.

S represents the number of calendar months in the Participant’s Severance Period.

3.18 “Revocation Period” means the period of time during which a Participant may revoke his or her waiver and release of claims executed pursuant to Article 5.1 of the Plan.

3.19 “Severance Period” means the applicable period of time, measured in calendar months, for which Severance Benefits (defined in Article 4.2.1) will be calculated and/or paid to a Participant, as further described in Article 4.2. The Severance Period begins on the first day following the Participant’s last day of employment with the Company, and ends on the last day of the last calendar month in the Severance Period.

ARTICLE 4. Severance Benefits

4.1 Entitlement to Severance Benefits. If on or within 12 months after the Change in Control Date, either the Company terminates the Participant’s employment without Cause or the Participant terminates his or her own employment with Good Reason, then the Company shall make the payments to the Participant as specified under Articles 4.2 through 4.5, subject to the Participant’s satisfaction of the requirements of Article 5 of the Plan (the “Severance Benefits”).

4.2. Severance Benefits.

4.2.1 Subject to Article 4.1 and Article 5, the Company shall pay to the Participant the following Severance Benefits in substantially equal installments during the Severance Period, in accordance with the Company’s regular payroll practices, beginning no later than the next regular payroll cycle following the expiration of any applicable Revocation Period (which expiration must occur within 60 days following Participant’s separation from employment):

(i)	the Participant’s Base Salary divided by 52 weeks and multiplied by the number of weeks in the applicable Severance Period, plus

(ii)	the Participant’s Projected Bonus.

4.2.2 In addition, for some, but not necessarily all Participants, any equity awards granted to a Participant under any plan, program, or arrangement maintained by the Company which have not previously vested shall become fully vested and all restrictions on the exercise thereof shall lapse. These accelerated vesting rights are also considered “Severance Benefits” for purposes of this Plan, but are not applicable or enforceable unless explicitly contemplated under an applicable Participation Agreement.

4.5 Article 280G Excise Tax. If any payment, benefit or distribution of any type to or for the benefit of Participant, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Plan (collectively, the “Parachute Payments”) would subject Participant to the Excise Tax, the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax, except as set forth in the next sentence. The Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Participant after application of the reduction would exceed the after-tax value of the amounts that would have been received in the absence of the reduction. For this purpose, the after-tax value shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to the amount.

Subject to the next sentence, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Severance Benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance-based stock options or substantially similar awards (if applicable), then by reducing or eliminating any accelerated vesting of performance-based restricted stock awards or substantially similar awards (if applicable), then by reducing or eliminating any accelerated vesting of service-based stock options or substantially similar awards (if applicable), then by reducing or eliminating any accelerated vesting of service-based restricted stock awards or substantially similar awards (if applicable), then by reducing or eliminating any other remaining Parachute Payments (if applicable); provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Article 409A) to the extent such reduction or elimination would accelerate or defer the timing of the payment in manner that does not comply with Article 409A. If a reduction or elimination of any Parachute Payments is required, Participant may change the order in which the Parachute Payments are reduced or eliminated by giving prior written notice to the Company, if such notice is consistent with the requirements of Article 409A to avoid the imputation of any tax, penalty or interest thereunder.

An initial determination as to whether (i) any of the Parachute Payments received by Participant in connection with the occurrence of a Change in Control shall be subject to the Excise Tax, and (ii) the amount of reduction, if any, that may be required under this Article 4.5 shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Participant (the “Accounting Firm”) within two weeks following any separation from employment in which the Excise Tax may apply. The Participant shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to Participant’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after the determinations and calculations have been received by the Company.

For purposes of this Article 4.5: (i) no portion of the Parachute Payments, the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of the Parachute Payments, shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Article 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Article 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Accounting Firm; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Accounting Firm based on Articles 280G and 4999 of the Code, or on substantial authority within the meaning of Article 6662 of the Code.

4.6 Article 409A Compliance. Notwithstanding any provision in this Plan to the contrary:

Any payment otherwise required to be made under this Plan to any Participant at any date shall be delayed for any period of time as may be necessary to meet the requirements of Article 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Participant shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth in this Plan;

Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Article 409A of the Code; and

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Article 409A of the Code): (i) the Company shall make any such expense reimbursement no later than the last day of the taxable year following the taxable year in which the Participant incurred the applicable expense, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Article 105(b) of the Code solely because such expenses are subject to a limit related to the period during which the arrangement is in effect.

ARTICLE 5. Terms and Conditions of Participation

5.1 Waiver and Release of Claims. Regardless of any provision in this Plan that conflicts or may seem to conflict: payment of any amount or provision of any benefit pursuant to this Plan shall be conditioned upon the applicable Participant’s execution, delivery to the Company, and non-revocation of a release and waiver of claims in favor of the Company and its Affiliates in such form as is reasonably required by the Company and consistent with the terms of this Plan (the “Release of Claims”), and also conditioned upon the expiration of any revocation period allowed under the Release of Claims within no more than 60 days following the date of termination of Participant’s employment. The Company shall provide such Release of Claims to Participant within five days of the date of termination of Participant’s employment. If Participant fails to execute the Release of Claims in a manner that is sufficiently timely so as to permit any revocation period to expire prior by the end of this 60-day period, or timely revokes his or her acceptance of the Release of Claims, then Participant shall not be entitled to any Severance Benefits under this Plan. Further, to the extent that any of the Severance Benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Article 409A of the Code, any payment of any amount, and the provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of termination of Participant’s employment (but for the condition on executing the Release of Claims) shall not be made until the first regularly scheduled payroll date following the 60th day. Then after that 60th day, any remaining Severance Benefits shall be provided to Participant according to the applicable schedule set forth in this Plan.

5.2 At-Will Employment. All Participants are at-will employees. This Plan does not constitute a contract of employment for a definite term. Participants have the right to end their employment relationship with the Company at any time for any reason. Similarly, a Participant’s employment can be terminated at the discretion of the Company for any reason at any time.

5.3 Non-Duplication. Severance Benefits under this Plan shall be in lieu of any other severance or similar payments that might otherwise be payable under any other Company-sponsored plan, program, policy or agreement, regardless of whether the Participant would otherwise have been eligible to receive severance or similar payments under any of those plans, programs, policies or agreements.

5.4 Right of Offset. Any Severance Benefits payments will be offset by any amounts Participant owes to the Company. For example and not by way of limitation, if Participant owes any balance on a corporate credit card for which the Company is or may be held responsible, owes the Company any relocation assistance that is subject to repayment, or has received a draw or other advance against future incentive payments that have not been earned as of the date of separation from employment, then the Company may deduct those amounts from any and all Severance Benefits payments without further notice to Participant.

5.5 Non-Competition. The Participant’s acceptance of, agreement to, and compliance with all non-competition restrictions set forth in any agreement that may be required by the Company is a condition to participation in this Plan. Failure to comply with these restrictions will result in forfeiture of any and all Severance Benefits.

5.6 Non-Solicitation. The Participant’s acceptance of, agreement to, and compliance with all non-solicitation restrictions (including both employee and customer non-solicitation restrictions) set forth in any agreement that may be required by the Company is a condition to participation in this Plan. Failure to comply with these restrictions will result in forfeiture of any and all Severance Benefits.

5.7 Non-Disparagement. Participation in this Plan is subject to the Participant’s non-disparagement of the Company, both during and after employment. Failure to comply with these restrictions will result in forfeiture of any and all Severance Benefits.

5.8 Confidentiality. This Plan is confidential. Its terms, conditions, and even the existence of the Plan must not be disclosed, both during and after employment, except as set forth in this Article 5.8. Participant may disclose the terms and conditions of this Plan as necessary to enforce any rights under the Plan. Participant may disclose the terms and conditions of this Plan to his or her legal counsel, accountant, and/or tax advisor for purposes of obtaining their assistance, and may also disclose the terms and conditions of this Plan to his or her spouse or life partner, provided that the Participant advise and require that the receiving party not disclose the information to anyone else. The Company may disclose the terms and conditions of this Plan as necessary in the ordinary course of business. Both the Company and the Participant may disclose the Plan in order to comply with any law, regulation, or order by a court or other tribunal of competent jurisdiction.

5.9 No Other Rights. A Participant shall have no rights to any benefits under this Plan if he or she is separated from employment with the Company for any reason prior to a Change in Control, or for any reason more than 12 months following a Change in Control.

5.10 Clawbacks. Regardless of any language that conflicts or may seem to conflict, the Participant forfeits all benefits of this Plan, including all Severance Benefits, if he or she violates any of the terms of this Article 5, any terms of a Release and Waiver of Claims, or any other confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, or other material term of any agreement between Participant and the Company. The Company reserves the right to stop payment of any and all Severance Benefits, and to require repayment of any and all Severance Benefits already paid, in the event that Participant commits such a violation.

ARTICLE 6. Benefit Claims

6.1.1 Benefit Claims. A Participant who has not been awarded Severance Benefits under the terms of this Plan may file a written claim for Severance Benefits with the Plan Administrator.

6.1.2 Any claim shall be decided within 90 days by the Plan Administrator unless special circumstances require an extension of up to 90 additional days. If the Plan Administrator determines that an extension is necessary, it shall provide the claimant with written notice of the need for an extension prior to the termination of the initial 90-day period, indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render its decision. Written notice of the Plan Administrator’s decision on the claim shall be furnished promptly to the claimant. If the claim is denied in whole or in part, such written notice shall (i) set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the determination; and (ii) reference the specific plan provisions on which the determination is based.

6.1.3 Within 60 days following receipt of an adverse benefit determination, a claimant may file a request for review of the initial claim in writing with the Plan Administrator. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information in the Plan Administrator’s possession relevant to the claimant’s claim for Severance Benefits, redacted as necessary to protect the Company’s or any third party’s confidential or proprietary information. The claimant may also submit comments, documents, records and other information relating to the claim, which shall be taken into account by the Plan Administrator in reviewing its denial of the Participant’s claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.1.4 Notice of the Plan Administrator’s decision on review shall be furnished to the claimant within 60 days following the receipt of the request for review, unless special circumstances require an extension of up to 60 additional days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period, indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render its decision on review. If the Plan Administrator makes an adverse benefit determination upon review, the adverse benefit determination will set forth, in a manner calculated to be understood by the claimant, the same documents and disclosures described in Article 6.1.2.

ARTICLE 7. General

7.1 Amendment and Termination of the Plan. The Plan Administrator may amend or terminate this Plan in any respect and at any time; provided, however, that this Plan may not be amended or terminated during the first twelve months immediately following the Change in Control Date. Notwithstanding anything herein to the contrary, the Plan may be amended by the Plan Administrator at any time, including retroactively if required, in order to conform the Plan to the provisions of Article 409A of the Code or any authoritative guidance issued thereunder and to conform the Plan to the requirements of any other applicable law.

7.2 Integration with Other Benefit Programs. Severance Benefits payable under this Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to a Participant under any Company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, except as set forth under Article 5.3.

7.3 Funding. Severance Benefits payable under this Plan will be paid only from the general assets of the Company or a successor. The Plan does not create any right to or interest in any specific assets of the Company.

7.4 No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of this Plan, and the obtaining of such other employment shall not warrant or cause any reduction of the Company’s obligations to pay any Severance Benefits under this Plan.

7.6 Withholding. The Company may withhold from any payments made under this Plan any and all applicable federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling, as well as any other mandatory or permissible withholdings.

7.7 Successors. All rights under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant other than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be binding upon the Participant and his/her permissible successors and assigns, as well as on the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform the obligations set forth in this Plan in the same manner and to the same extent as the Company would be required to do so.

7.8 Controlling Law; Jurisdiction. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia (without regard to principles of conflicts of laws).

7.9 Severability. Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail (postage prepaid), or by prepaid overnight courier, to the Company at its corporate headquarters address, to the attention of the General Counsel, or to the Participant at the home address as reflected in the Company’s records.

EXHIBIT A

MEDASSETS SERVICES, LLC

SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN PARTICIPATION AGREEMENT

The Company has adopted the MedAssets Services, LLC Senior Executive Change in Control Severance Plan (the “Plan”), a copy of which is attached. In order to become a Participant in the Plan, you must acknowledge and agree to all of the terms and conditions of the Plan by executing this Participation Agreement (“Participation Agreement”) and returning it to Keith Hicks no later than December 31, 2014.

Pursuant to the Plan, this Participation Agreement is hereby made by and between Steve Lefar (“you” or the “Participant”) and MedAssets Services, LLC (the “Company”), as of the date set forth below.

Your Severance Period, described in Article 3.16 of the Plan, is 12 calendar months if your employment is terminated before the second anniversary of your date of hire, and 24 calendar months if your employment is terminated on or after the second anniversary of your date of hire. The Severance Benefits (described in Article 4.2 of the Plan) include the accelerated vesting rights described in Article 4.2.2.

For purposes of clarity: the Company extended to you an offer of employment by letter addressed to you and signed by Keith Hicks, Chief People Officer, on August 11, 2014 (the “Offer Letter”). The Offer Letter provides for certain severance benefits on certain conditions. Notwithstanding Article 5.3 of the Plan, the severance benefits described in the Offer Letter are cumulative. Nothing in this Plan or Participation Agreement supersedes the terms and conditions pertaining to the severance benefits described in the Offer Letter.

Before executing this Participation Agreement, please review the entire Plan carefully, including, but not limited to, the “Terms and Conditions of Participation” set forth in Article 5 of the Plan. As further described in Article 5.3 of the Plan, by signing this Participation Agreement, you waive any right you may otherwise have to participate in or receive severance or similar payments under any other Company-sponsored severance plan, program, policy or agreement.

IN WITNESS WHEREOF, the Participant and the Company hereby execute this Participation Agreement effective as of the date last written below.

MEDASSETS SERVICES, LLC

By:	/s/ Keith W. Hicks

Date:	September 19, 2014

PARTICIPANT

I, Steve Lefar, have read the Plan, including the foregoing Participation Agreement, understand the terms and conditions of the Plan, including the Participation Agreement, and hereby agree to be bound thereby:

By:	/s/ Steve Lefar

Date:	September 18, 2014